ANAREN MICROWAVE, INC.
                       MANAGEMENT INCENTIVE PLAN FOR 1998

1.   Objective

                  The principal objective of Anaren's Management Incentive Plan is to provide a meaningful financial incentive, on an annual basis, to key management employees to reward them for their contribution toward Anaren's profitability.

2.  Eligibility
                  Eligibility is limited to key members of management who because of their position have the ability to substantially impact the profitability and overall success of the Company. The Company President shall select employees eligible to participate in the Plan on an annual basis, subject to the Board of Directors' approval. Employees eligible to participate in Anaren's Performance Incentive Plan are not eligible to participate in this Plan.

3.  Target Bonus

                  All participants in the Plan will have a "target" bonus opportunity based on their job function which will equal a percentage of their base salary earned during the Company's fiscal year (July 1 through June 30). The target bonus amount established each year is subject to change.

4.  Incentive Award Payouts

                  Incentive awards shall be based on a combination of overall corporate, functional and individual performance measured against pre-established targeted goals. The corporate performance factor shall carry a weighting of at least 50% of the total

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incentive opportunity. Any participant who is an officer of the Company shall not receive any bonus payment unless 75% of the corporate annual earnings target is attained.

                  (a) Prior to the beginning of each fiscal year, a corporate goal will be set by the Company President and approved by the Board of Directors. Corporate goals will be based on various factors, including but not limited to, earnings, revenue, appreciation in stock value, and order targets. The amount of incentive earned will be based on achievement of the subfactors that comprise the corporate goal. Each subfactor will be assigned a separate target, and total incentive payment will depend on the number of subfactor targets achieved.

                  (b) Functional and individual performance objectives will be based on each participant's functional responsibilities, and will be jointly established by the Company and the participant prior to the beginning of the fiscal year as part of Anaren's annual performance evaluation program. Individual performance measured against personal and functional objectives shall determine the actual amount of incentive earned for the functional and individual performance factors.

                  (c) A management incentive matrix shall be prepared for each participant clearly designating both the corporate, functional and personal targets and the associated incentive opportunities.

                  (d) All payouts shall be based on attainment of the specified goal within the matrix and shall be determined by the participant's immediate manager together with the Company President. Final approval of all incentive awards shall be made by the Company President, except the President's bonus award shall be approved by the compensation committee of the Board of Directors.

5.  Timing of Payment

                  All payments shall be made on or about September 1 following the end of the fiscal year.

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6.  Termination of Employment

                  If an eligible participant's employment is terminated for any reason other than death or retirement, at any time prior to the payment date, all rights under the Plan will be terminated and the participant shall not be eligible to receive any incentive payment.

    A.   Death and Retirement

                  If a participant is terminated during the fiscal year due to death or retirement, the Company will pay a pro rata share of the incentive earned to the participant's beneficiary (in the case of death), or directly to the participant in the event of retirement. In either case, payment shall be made at the time all other incentive payments are made.

7.  Plan Administration

                  The Company President together with the Company Vice President of Human Resources and the Vice President of Finance will administer this plan.

8.  Employment At-Will

                  An employee's participation in this plan does not alter the employee's "at-will" status with the Company. Accordingly, the employee's employment relationship can be terminated at any time by either the Company or the employee, absent a valid written contract to the contrary.

9.  Reservation of Rights

                  The Company reserves the exclusive right to interpret the plan, in its sole discretion, and any determination it shall make regarding the interpretation and

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application of the plan shall be final and binding. While the Company intends to continue this plan, it reserves the right to terminate the plan at the end of any fiscal year, at its sole discretion.